EXHIBIT  99.4

Foamix Pharmaceuticals Ltd.

 2019 Employee Share Purchase Plan

Adopted by the Board of Directors: February 28, 2019
 Approved by the Shareholders: April 10, 2019

1.            General; Purpose.

(a)          The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase Shares.  The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Share Purchase Plan.

(b)          The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.            Administration.

(a)          The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)          The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)          To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)          To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.

(iii)          To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)          To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)          To suspend or terminate the Plan at any time as provided in Section 12.

(vi)          To amend the Plan at any time as provided in Section 12.

(vii)          Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Share Purchase Plan.

(viii)          To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States.

(c)          Subject to the provisions of Applicable Law, the Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee (and references in this Plan to the Board will thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.  Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)          All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.            Shares Subject to the Plan.

(a)          Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Shares that may be issued under the Plan will not exceed 5,400,000 Shares.

(b)          If any Purchase Right granted under the Plan terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)          The Shares purchasable under the Plan will be authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market.

4.            Grant of Purchase Rights; Offering.

(a)          The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board.  Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges.  The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.  The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)          If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)          The Board will have the discretion to structure an Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.            Eligibility.

(a)          Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation.  Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years.  In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code. The Board may also exclude from participation in the Plan or any Offering Employees who are "highly compensated employees" (within the meaning of Section 414(q) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)          The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering.  Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)          the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)          the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)          the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)          No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns shares possessing five percent or more of the total combined voting power or value of all classes of shares of the Company or of any Related Corporation.  For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the share ownership of any Employee, and shares which such Employee may purchase under all outstanding Purchase Rights and options will be treated as shares owned by such Employee.

(d)          As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase shares of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such shares (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)          Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan.  Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.            Purchase Rights; Purchase Price.

(a)          On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)          The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c)          In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date under the Offering.  If the aggregate purchase of Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)          The purchase price of Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)          an amount equal to 85% of the Fair Market Value of the Shares on the Offering Date; or

(ii)          an amount equal to 85% of the Fair Market Value of the Shares on the applicable Purchase Date.

7.            Participation; Withdrawal; Termination.

(a)          An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law or regulations requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering).  If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions.  If required under applicable law or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.

(b)          During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company.  The Company may impose a deadline before a Purchase Date for withdrawing.  Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate.  A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)          Unless otherwise required by applicable law or regulations, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)          During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.  Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)          Unless otherwise specified in the Offering or required by applicable law or regulations, the Company will have no obligation to pay interest on Contributions.

8.            Exercise of Purchase Rights.

(a)          On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares, up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering.  No fractional shares will be issued unless specifically provided for in the Offering.

(b)          Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Shares on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by applicable law or regulations).

(c)          No Purchase Rights may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan.  If on a Purchase Date the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date.  If, on the Purchase Date, as delayed to the maximum extent permissible, the Shares are not registered and the Plan is not in material compliance with all applicable laws and regulations, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.            Covenants of the Company.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable.  If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Shares upon exercise of such Purchase Rights.

10.          Designation of Beneficiary.

(a)          The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant.  The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)            If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any Shares and/or Contributions to the executor or administrator of the estate of the Participant.  If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and/or Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.          Adjustments upon Changes in Shares; Corporate Transactions.

(a)          In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering.  The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)          In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.          Amendment, Termination or Suspension of the Plan.

(a)          The Board may amend the Plan at any time in any respect the Board deems necessary or advisable.  However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable law, regulations or listing requirements.

(b)          The Board may suspend or terminate the Plan at any time.  No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)          Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Share Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.  To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

13.          Effective Date of Plan.

The Plan will become effective on April 10, 2019, if approved by the shareholders of the Company.  No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

14.          Miscellaneous Provisions.

(a)          Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b)          A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)          The Plan and Offering do not constitute an employment contract.  Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d)          The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)          If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)          If any provision of the Plan does not comply with applicable law or regulations, such provision shall be construed in such a manner as to comply with applicable law or regulations.

15.          Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)          “Applicable Law” means the legal requirements applicable to the administration of equity incentive plans, any applicable laws, rules and regulations in Israel and in any country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations;

(b)          “Board” means the Board of Directors of the Company.

(c)          “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d)          “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e)          “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(f)          “Company” means Foamix Pharmaceutics Ltd., an Israeli company.

(g)         “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h)          “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)          a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)          a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)          a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)          a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i)          “Director” means a member of the Board.

(j)          “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(k)         “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(l)          “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee share purchase plan,” as that term is defined in Section 423(b) of the Code.

(m)        “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(n)         “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i)          If the Shares are listed on any established share exchange or traded on any established market, the Fair Market Value of a Share will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in such source as the Board deems reliable.  Unless otherwise provided by the Board, if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)          In the absence of such markets for the Shares, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and regulations and in a manner that complies with Sections 409A of the Code.

(o)           “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(p)          “Offering Date” means a date selected by the Board for an Offering to commence.

(q)          “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(r)          “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(s)          “Plan” means this Foamix Pharmaceutics, Ltd. 2019 Employee Share Purchase Plan.

(t)          “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(u)          “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date.  An Offering may consist of one or more Purchase Periods.

(v)          “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(w)          “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(x)          “Securities Act” means the Securities Act of 1933, as amended.

(y)          “Share” means an ordinary share, NIS 0.16 par value each, of the Company.

(z)          “Trading Day” means any day on which the exchange(s) or market(s) on which Shares are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Foamix Pharmaceuticals Ltd.

2019 Employee Share Purchase Plan

Sub-Plan for Israeli Participants

1.            General

(a)          This sub-plan (the “Sub-Plan”) shall apply only to Eligible Employees who are residents of the State of Israel upon the Purchase Date (collectively, “Israeli Eligible Employees”). The provisions specified hereunder shall form an integral part of the Foamix Pharmaceuticals Ltd. 2019 Employee Share Purchase Plan (hereinafter the “Plan”).

(b)          This Sub-Plan is adopted pursuant to the authority of the Board under section 2(b)(viii) of the Plan. This Sub-Plan is to be read as a continuation of the Plan and modifies Purchase Rights granted to Israeli Eligible Employees only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time and in order to comply with any approval or ruling received by the Company in relation thereof.  This Sub-Plan does not add to or modify the Plan in respect of any other category of Eligible Employees.

(c)          The purpose of this Sub-plan is to provide a method whereby Israeli Eligible Employees may be offered an opportunity to purchase Shares that qualify for favorable tax treatment under Section 102 of the Ordinance, as defined in Section 2.

(d)          The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

(e)          Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.            Definitions

(a)          “102 Purchase Right” means any Purchase Right issued to an Approved Israeli Eligible Employee pursuant to Section 102 of the Ordinance.

(b)          “Approved Israeli Eligible Employee” means an Israeli Eligible Employee who is not a Controlling Share Holder of the Company.

(c)          “Capital Gain Purchase Right” or “CGA” means a Trustee 102 Purchase Right elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(d)          “Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(e)          “ITA” means the Israeli Tax Authority.

(f)          “Israeli Purchase Right Agreement” means the enrollment form completed by the Israeli Eligible Employee electing to participate in the Plan and receive Purchase Rights.

(g)         “Non-Trustee 102 Purchase Right” means a 102 Purchase Right granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(h)         “Ordinary Income Purchase Right” or “OIA” means a Trustee 102 Purchase Right elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(i)          “Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

(j)          “Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(k)         “Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law.

(l)          “Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

(m)        "Trustee 102 Purchase Right” means a 102 Purchase Right granted to an Approved Israeli Eligible Employee pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Eligible Employee.

(n)         "Unapproved Israeli Eligible Employee” means an Israeli Eligible Employee who is a Controlling Share Holder of the Company.

3.            Issuance of Purchase Rights

(a)          The Company may designate Purchase Rights granted to Approved Israeli Eligible Employees pursuant to Section 102 as Trustee 102 Purchase Rights or Non-Trustee 102 Purchase Rights.

(b)          The grant of Trustee 102 Purchase Rights shall be subject to this Sub-Plan and shall not become effective prior to the lapse of 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Sub-Plan by the ITA and the provisions of the tax ruling received in relation to the Plan.

(c)          Trustee 102 Purchase Rights may either be classified as Capital Gain Purchase Rights (CGAs) or Ordinary Income Purchase Rights (OIAs).

(d)          No Trustee 102 Purchase Right may be granted under this Sub-Plan to any Approved Israeli Eligible Employee, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Purchase Rights, whether CGAs or OIAs, that will be granted under the Plan and this Sub-Plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Purchase Right under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Purchase Rights. The Election shall obligate the Company to grant only the type of Trustee 102 Purchase Right it has elected, and shall apply to all Israeli Eligible Employees who are granted Trustee 102 Purchase Rights during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Purchase Rights simultaneously.

(e)          All Trustee 102 Purchase Rights must be held in trust by the Trustee, as described in Section 4 below.

(f)          Any Trustee 102 Purchase Rights shall be subject to any tax ruling received by the Company or any Employing Company in relation to the Plan and the Sub-plan (“Tax Ruling”).

(g)          The designation of Non-Trustee 102 Purchase Rights and Trustee 102 Purchase Rights shall be subject to the terms and conditions set forth in Section 102 and the Tax Ruling.

(h)          Purchase Rights granted to Unapproved Israeli Eligible Employees shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.            Trustee

(a)          Trustee 102 Purchase Rights which shall be granted under this Sub-Plan and/or any Share issued upon exercise of a Trustee 102 Purchase Right and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee for the benefit of the Approved Israeli Eligible Employees, in accordance with the provisions of Section 102. In the event that the requirements for Trustee 102 Purchase Rights are not met, the Trustee 102 Purchase Rights may be regarded as Non-Trustee 102 Purchase Rights or as Purchase Rights which are not subject to Section 102, all in accordance with the provisions of Section 102.

(b)          With respect to any Trustee 102 Purchase Right, subject to the provisions of Section 102, an Approved Israeli Eligible Employee shall not sell or release from trust any Share received upon the exercise of a Trustee 102 Purchase Right and/or any Share received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Eligible Employee. In the event a stock dividend is declared and/or other rights are granted with respect to Shares issued upon exercise of Trustee 102 Stock Purchase Rights, such stock dividend and/or other rights shall also be deposited with the Trustee and will be subject to the provisions of this Section 4.  The Holding Period for Shares and/or rights shall be measured from the commencement of the Holding Period for the Trustee 102 Stock Purchase Rights and Share with respect to which the stock dividend was declared and/or other rights were granted

(c)          In the event a cash dividend is paid on the Shares, the Trustee shall transfer the dividend proceeds to the Approved Israeli Eligible Employee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

(d)          Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon exercise of a Trustee 102 Purchase Right unless the Company and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

(e)          Upon receipt of any Trustee 102 Purchase Right, the Approved Israeli Eligible Employee will consent to the grant of the Purchase Right under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

5.            The Purchase Rights

Purchase Rights which are Trustee 102 Purchase Rights will not be satisfied using reacquired shares unless approved by the ITA.

6.            Assignability, Designation and Sale of Purchase Rights

(a)          In addition to section 7(d) of the Plan no Purchase Right or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral, or any right with respect to any Purchase Right given to any third party whatsoever, and during the lifetime of the Israeli Eligible Employee, each and all of such Israeli Eligible Employee’s rights with respect to an Purchase Right shall belong only to the Israeli Eligible Employee. Any such action made directly or indirectly, for an immediate or future validation, shall be void.

(b)          As long as Purchase Rights or Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Eligible Employee, all rights of the Israeli Eligible Employee over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.            Integration of Section 102 and Approvals from the ITA

(a)          With regard to Trustee 102 Purchase Rights, the provisions of the Plan and/or the Sub-Plan and/or the Israeli Purchase Right Agreement shall be subject to the provisions of Section 102, the Tax Ruling and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, the Sub-Plan and the Israeli Purchase Right Agreement.

(b)          Any provision of Section 102 and/or the Tax Ruling and/or any approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, the Sub-Plan or the Israeli Purchase Right Agreement, shall be considered binding upon the Company and the Israeli Eligible Employees.

8.            Tax Consequences

(a)          Any tax consequences arising from the grant, exercise, or sale of any Purchase Right or Shares or from any other event or act (of the Company, and/or its Related Corporations, and the Trustee or the Israeli Eligible Employee), hereunder, shall be borne solely by the Israeli Eligible Employee. The Company and/or its Related Corporations, and/or the Trustee shall withhold Tax according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Eligible Employee agrees to indemnify the Company and/or its Related Corporations and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Eligible Employee. All taxes shall be in accordance with the Tax Ruling.

(b)          The Company and/or, when applicable, the Trustee shall not be required to release any Share to an Israeli Eligible Employee until all required Tax payments have been fully made.

(c)          Approved Purchase Rights and any applicable Shares that do not comply with the requirements of Section 102 and the Tax Ruling shall be considered Non-Approved 102 Purchase Rights or Purchase Rights subject to tax under Section 3(i) or 2 of the Ordinance.

(d)          With respect to Non-Trustee 102 Purchase Rights, if the Israeli Eligible Employee ceases to be employed by the Company or any Related Corporation, or otherwise if so requested by the Company or the Related Corporation, the Israeli Eligible Employee shall extend to the Company and/or the Related Corporation a security or guarantee for the payment of Tax due at the time of sale of Shares, in accordance with the provisions of Section 102.

(e)          Should any provision in the Plan and/or Sub-Plan disqualify the Plan and/or Sub-Plan and/or the Purchase Rights granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall be considered invalid either permanently or until the ITA provides approval of compliance with Section 102.

9.            One Time Benefit

(a)          The Purchase Rights and underlying Shares are extraordinary, one-time benefit granted to the Eligible Employees, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law.